Exhibit 2.2

DATED AUGUST 3, 2026

(1) GOONHILLY HOLDINGS USA INC.

(2) INTUITIVE MACHINES, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

FOR THE SALE AND PURCHASE OF MEMBERSHIP INTERESTS IN COMSAT LLC

2 MEMBERSHIP INTEREST PURCHASE AGREEMENT This Membership Interest Purchase Agreement (this “Agreement”), dated as of August 3, 2026 is entered into between GOONHILLY HOLDINGS USA INC., incorporated and registered in Delaware whose primary office is at 2120 River Road, Southbury, CT 06488 (“Seller”), and INTUITIVE MACHINES, LLC, a Delaware limited liability company whose registered office is at 13467 Columbia Shuttle Street, Houston, TX 77059 (“Buyer”). RECITALS WHEREAS, the Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of COMSAT LLC, a Delaware limited liability company (the “Company”); and WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Membership Interests, subject to the terms and conditions set forth herein; NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows: ARTICLE I PURCHASE AND SALE Section 1.01 Purchase and Sale. Upon and subject to the terms and conditions set forth herein, at the Closing (as defined herein), the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and accept the transfer from the Seller, all of the Seller’s right, title, and interest in and to the Membership Interests, free and clear of any interest or equity of any person or entity including any encumbrance, mortgage, charge, security interest, assignment, pledge, lien, option, right of pre-emption, right of first refusal, right of set-off, retention of title or hypothecation howsoever arising, and any obligation, whether conditional or otherwise, to create any of the foregoing, whether arising by agreement, operation of law or otherwise (“Encumbrance”), in exchange for the consideration specified in Section 1.02. Section 1.02 Purchase Price. The purchase price for the Membership Interests shall be the (a) Estimated Consideration (as defined herein), which shall be adjusted in accordance with the terms of Section 1.07, and (b) $15,000.00 to reimburse the Seller for its expenses in converting Goonhilly Inc. to a limited liability company (collectively, the “Closing Payment”). The Buyer shall pay the Closing Payment to the Seller at the Closing in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.02. The “Purchase Price” shall mean the Closing Payment, as adjusted in accordance with the terms of Section 1.07. Section 1.03 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur as at the close of business on the Closing Date. Section 1.04 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Buyer and any other applicable withholding agent shall be entitled to deduct and

3 withhold from any amounts payable pursuant to or as contemplated by this Agreement, as applicable, any withholding taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except in connection with compensatory withholding or for any deduction and withholding arising from the failure of the Seller to deliver a properly completed and duly executed IRS Form W-9 certifying that the Seller is not subject to U.S. federal backup withholding taxes at the Closing, the applicable withholding party shall (i) use commercially reasonable efforts to notify the payee of any amounts that it intends to deduct or withhold from any payments hereunder at least five (5) business days prior to making any payment hereunder and provide the payee with reasonable support for the basis on which it intends to withhold under applicable Law and (ii) cooperate in good faith with the payee to either reduce or eliminate any amounts required to be so deducted and withheld to the extent such reduction or elimination is permitted by applicable Law. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable through, as applicable, the applicable company’s payroll in accordance with applicable payroll procedures. Section 1.05 Allocation of Purchase Price. Since the Company, a Delaware limited liability company, is treated as a disregarded entity for U.S. federal income tax purposes at the time of Closing, the sale of the Company by the Seller to the Buyer will be treated as a sale of the assets of the Company by the Seller to the Buyer for U.S. federal (and, where applicable, state and local) income Tax purposes. As a result, for U.S. federal (and, where applicable, state and local) income Tax purposes, the Purchase Price (together with any liabilities of the Company and other amounts required to be treated as part of the consideration for U.S. federal income tax purposes), as adjusted herein (the “Tax Consideration”), will be allocated among its assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (“Code”), and the Treasury Regulations promulgated thereunder. Following the Closing, the Seller and the Buyer shall use their good faith efforts to agree upon a schedule allocating the Tax Consideration among the assets of the Company in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Seller and the Buyer shall have no duty or obligation to agree on an allocation schedule other than the use of good faith efforts to attempt to agree, but to the extent the Seller and the Buyer are able to agree on an allocation schedule, (a) any adjustments to Tax Consideration shall be allocated in a manner consistent with such agreed allocation schedule, and (b) except as otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code (or any similar or analogous provision under other applicable U.S. state or local Tax Laws), each of the Seller and the Buyer shall, and shall cause each of its affiliates to, (i) file all applicable income Tax Returns and information reports in a manner consistent with such agreed allocation (including, but not limited to, Form 8594), and (ii) not take any position for applicable income Tax purposes (whether in audits, Tax Returns or otherwise) which is inconsistent with such agreed allocation schedule; provided, however, that no person shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit or other proceeding in connection with such agreed allocated schedule. For the avoidance of doubt, if the Seller and the Buyer are unable to agree on an allocation schedule, each of the Seller and the Buyer may adopt its own position regarding allocation of the Tax Consideration for U.S. federal (and, where applicable, state and local) income Tax purposes as determined by such person in its sole discretion. Notwithstanding anything to the contrary herein (x) with respect to the property located at 2120 River Road, Southbury, Connecticut 06488, the applicable real estate transfer of interest form must be filed by September 30th of the year in which the Closing occurs and

4 (y) with respect to the property located at 7600 Pine Grove Road, Santa Paula, California 93060, the applicable real estate transfer of interest form must be filed within ninety (90) days after the Closing (collectively, the “US Properties”). In light of the foregoing, the Seller will submit in writing to the Buyer its suggested fair market values for the US Properties following Closing, and within fifteen days after receipt, or a date otherwise agreed between the parties in writing, of such suggested fair market values, the Buyer will indicate whether it agrees to those values or suggest alternate suggested values and, if the Buyer disagrees, the parties will then negotiate in good faith to determine fair market values acceptable to both parties and to be used for all Tax purposes. If no agreed upon fair market value can be determined within ten days of the Buyer’s response to the Seller, the parties will submit to an independent accounting or valuation firm of recognized national standing as mutually selected by the Buyer and the Seller the task of determining the fair market value, which will be either the Seller's suggested value, the Buyer's suggested value or some value between those two amounts, which will then be used by all parties for all Tax purposes, with the cost of such independent accounting or valuation firm paid fifty percent by the Seller and fifty percent by the Buyer. Section 1.06 [INTENTIONALLY OMITTED.] Section 1.07 Adjustment to Purchase Price. (a) The Completion Accounts shall be prepared under and in accordance with Schedule 1.07. Capitalized words used but not defined in this Section 1.07 shall have the respective meanings assigned to them in Schedule 1.07. (b) On the agreement or determination of the Completion Accounts and the amount of US Target Completion Cash, US Target Completion Debt, Completion Capex Reimbursement Amount and US Target Completion Working Capital in accordance with Schedule 1.07: (i) Working Capital adjustment: (A) if the US Target Completion Working Capital is an amount greater than the US Target Estimated Working Capital, the Buyer shall pay to the Seller on a dollar for dollar basis the amount by which the US Target Completion Working Capital exceeds the US Target Estimated Working Capital (“US Target Completion Working Capital Excess”); (B) if the US Target Completion Working Capital is an amount less than the US Target Estimated Working Capital, the Seller shall pay to the Buyer on a dollar for dollar basis the amount by which the US Target Completion Working Capital is less than the US Target Estimated Working Capital (“US Target Completion Working Capital Shortfall”); (ii) Capex Reimbursement Amount adjustment: (A) if the Completion Capex Reimbursement Amount is an amount greater than the Estimated Capex Reimbursement Amount, the Buyer shall pay to the Seller on a dollar for dollar basis the amount by which the Completion Capex Reimbursement Amount exceeds the

5 Estimated Capex Reimbursement Amount (“Completion Capex Reimbursement Amount Excess”); (B) if the Completion Capex Reimbursement Amount is an amount less than the Estimated Capex Reimbursement Amount, the Seller shall pay to the Buyer on a dollar for dollar basis the amount by which the Completion Capex Reimbursement Amount is less than the Estimated Capex Reimbursement Amount (“Completion Capex Reimbursement Amount Shortfall”); (iii) Cash adjustment: (A) if the US Target Completion Cash is an amount greater than the US Target Estimated Cash, the Buyer shall pay to the Seller on a dollar for dollar basis the amount by which the US Target Completion Cash exceeds the US Target Estimated Cash (“US Target Completion Cash Excess”); (B) if the US Target Completion Cash is an amount less than the US Target Estimated Cash, the Seller shall pay to the Buyer on a dollar for dollar basis the amount by which the US Target Completion Cash is less than the US Target Estimated Cash (“US Target Completion Cash Shortfall”); (iv) Debt adjustment: (A) if the US Target Completion Debt is an amount less than the US Target Estimated Debt, the Buyer shall pay to the Seller on a dollar for dollar basis the amount by which the US Target Completion Debt is less than the US Target Estimated Debt (“US Target Completion Debt Decrease”); (B) if the US Target Completion Debt is an amount greater than the US Target Estimated Debt, the Seller shall pay to the Buyer on a dollar for dollar basis the amount by which the US Target Completion Debt is greater than the US Target Estimated Debt (“US Target Completion Debt Increase”); (v) Working Capital, Capex Reimbursement Amount, Cash and Debt: (A) if the US Target Completion Working Capital is an amount equal to the US Target Estimated Working Capital no adjustment payment shall be due by either the Buyer or the Seller in respect of the US Target Working Capital under this Section 1.07; (B) if the Completion Capex Reimbursement Amount is an amount equal to the Estimated Capex Reimbursement Amount no adjustment payment shall be due by either the Buyer or the Seller in respect of the Capex Reimbursement Amount under this Section 1.07;

6 (C) if the US Target Completion Cash is an amount equal to the US Target Estimated Cash, no adjustment payment shall be due by either the Buyer or the Seller in respect of the Cash under this Section 1.07; (D) if the US Target Completion Debt is an amount equal to the US Target Estimated Debt, no adjustment payment shall be due by either the Buyer or the Seller in respect of the Debt under this Section 1.07; and (vi) the sums (if any) that the Seller and/or the Buyer (as the case may be) is required to pay to the other in respect of the US Target Completion Working Capital Excess, the US Target Completion Working Capital Shortfall, the Completion Capex Reimbursement Amount Excess, the Completion Capex Reimbursement Amount Shortfall, the US Target Completion Cash Excess, the US Target Completion Cash Shortfall, the US Target Completion Debt Decrease or the US Target Completion Debt Increase shall be aggregated and set-off against each other. Whichever of the Buyer or the Seller is left with any payment obligation under this Section 1.07(b)(vi) shall make payment in accordance with Section 1.07(c) or Section 1.07(d) (as applicable). All amounts payable hereunder shall be treated as an adjustment of the Purchase Price, except to the extent that such payment is attributable to compensation or is treated as imputed interest pursuant to Code Section 1274 or other provisions of the Code. (c) In the event that any payment is to be made by the Buyer under Section 1.07(b)(vi): (i) such payment shall, for the avoidance of doubt, be treated as an increase to the Estimated Consideration; (ii) the Buyer shall pay such additional amount to the Seller in accordance with Section 1.08 within five (5) Business Days of the agreement or determination of the Completion Accounts as set out in Schedule 1.07. (d) In the event that any payment is to be made by the Seller under Section 1.07(b)(vi): (i) such payment shall, for the avoidance of doubt, be treated as a decrease to the Estimated Consideration; (ii) the Seller shall pay such additional amount to the Buyer in accordance with Section 1.08 within five Business Days of the agreement or determination of the Completion Statement as set out in Schedule 1.07. (e) In this Agreement, unless the context otherwise requires: (i) “Business Day” means any day, other than a Saturday, Sunday or public holiday, on which banks in both the City of London and Houston, Texas are open for business generally;

7 (ii) “Cash” means the aggregate cash and cash equivalents, cash in hand and petty cash, of the Company but (a) excluding any Restricted Cash, uncleared checks, drafts or wire transfers issued by the Company and uncleared by the bank, and (b) including checks, deposits and wire transfers received or deposited for the account of the Company and not credited to the account of the Company; (iii) “Capex Reimbursement Amount” means (A) in respect of the Southbury Electrical Upgrade, 50% of any amounts up to and including 7 April 2026 and 100% of any amounts after 7 April 2026 to the Closing Date, related to the Southbury Electrical Upgrade, to the extent that such amounts are provided for in the Southbury Electrical Upgrade Estimate attached as Annex 3 or is mutually agreed; and (B) in respect of the Santa Paula Facilities, 50% of any amounts up to and including 7 April 2026 and 100% of any amounts after 7 April 2026 to the Closing Date, related to the Santa Paula Facilities, to the extent that such amounts are provided for in the Santa Paula Facilities Estimate attached as Annex 4 or as is mutually agreed; (iv) “Debt” means any indebtedness of the Company in the nature of borrowings (but not including, for the avoidance of doubt, amounts payable to trade creditors in the ordinary course of the Company’s business) and other debt-like obligations of the Company, including: (a) any amount under any loan facility; (b) any amount under an overdraft facility; (c) any amount raised by acceptance under any credit facility or dematerialized equivalent; (d) any amount raised by the issue of loan notes, loan stock, debentures or similar instrument or under any loan note purchase agreement; (e) any amount raised under any transaction which has the commercial effect of a borrowing such as forward contracts; (f) any amount raised under invoice discount facilities or factoring facilities; (g) obligations secured by any Encumbrance upon property or assets owned by the Company even though the Company has not assumed or become liable for the payment of such obligations; (h) obligations with respect to interest rate or currency swaps, collars, caps and similar hedging obligations;

8 (i) all guarantees, surety or indemnity obligations, regardless of whether of payment or performance, or whether such guarantees are in the form of, without limitation, letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guarantee; (j) any amounts owed under any finance or other lease (but excluding for the avoidance of doubt any property lease) or hire purchase agreement which relates to an asset required by, and used by the Company prior to the Closing Date and which will continue to be required by, and used by the Company following Closing; (k) any amount of corporation tax (which for the avoidance of doubt, includes any income, franchise, or similar taxes imposed on or payable by the Company) which is accountable, payable or accrued as at the Closing Date or which would be accountable, payable or required to be accrued as at the Closing Date if such date was the end of an accounting period; and (l) any amounts payable in the nature of costs and/or fees on the termination, repayment, prepayment or cancellation of any of the above; together with any amount of interest on the above amounts; (v) “Estimated Completion Statement” means a written statement (in substantially the same form as the pro forma Completion Statement set out in Schedule 1.07) setting out, amongst other things, the US Target Estimated Cash, US Target Estimated Debt, US Target Estimated Working Capital and Estimated Capex Reimbursement Amount, to be prepared by the Seller in good faith; (vi) “Estimated Consideration” means such sum as equals: (A) $10,000,000; plus (B) the US Target Estimated Cash; plus (C) the Estimated Capex Reimbursement Amount; less (D) the US Target Estimated Debt; and (E) either plus the amount by which the US Target Estimated Working Capital is greater than the US Target Working Capital or less the amount by which the US Target Estimated Working Capital is less than the US Target Working Capital. (vii) “Estimated Capex Reimbursement Amount” means the estimated Capex Reimbursement Amount as at the Closing Date, as set out in the Estimated Completion Statement; (viii) “Restricted Cash” means any cash which at the relevant time is not capable of being spent, distributed, loaned or released by the Company from the jurisdiction in which it is situated without deduction or withholding or

9 additional cost, or which is not accessible in the manner described above within a period of two Business Days, including without limitation any cash securing rent deposits or any other cash held as collateral in respect of obligations of any other party; (ix) “Tax” means all taxes, duties, levies, social security contributions and imposts and any charges, surcharges, deductions and withholdings, in each case of a fiscal nature and at whatever time and in whichever jurisdiction created or imposed, and in all cases together with all incidental, related or supplemental penalties, charges, interest, fines, default surcharges and costs (including, but not limited to, all penalties and interest relating to any failure to properly submit any return or other document relating to any Tax); and (x) “US Target Estimated Cash” means the estimated Cash of the Company as at the Closing Date, as set out in the Estimated Completion Statement. (xi) “US Target Estimated Debt” means the estimated Debt of the Company as at the Closing Date, as set out in the Estimated Completion Statement; (xii) “US Target Estimated Working Capital” means the estimated Working Capital of the Company as at the Closing Date, as set out in the Estimated Completion Statement; and (xiii) “US Target Working Capital” means the sum of -$316,682.19. Section 1.08 Payments. Any payment to be made under this Section 1.08: (a) To the Seller shall be paid in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Schedule 1.02 or such other wire transfer instructions provided by the Seller no less than five (5) Business Days’ prior written notice to the Buyer; (b) To the Buyer shall be paid in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by the Buyer no less than five (5) Business Days’ prior written notice to the Seller. ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER The Seller represents and warrants to the Buyer that the statements contained in this ARTICLE II are true and correct as of the date hereof. Section 2.01 Title to and Validity of Membership Interests. The Seller has good and valid title to and has the power to sell the Membership Interests, free and clear of all Encumbrances and, upon purchase and payment therefor and delivery to the Buyer thereof in accordance with the terms of this Agreement, the Buyer will obtain good and valid title to such Membership Interests free and clear of any Encumbrances.

10 Section 2.02 Organization; Authority; Binding Agreement. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Seller has all requisite power and authority and has taken all necessary action to enable it to enter into and perform its obligations under this Agreement and all other documents entered into, or to be entered into, by it pursuant to this Agreement, and when executed, each of such agreements will constitute valid, binding and enforceable obligations of the Seller in accordance with its terms. Section 2.03 No Representations or Warranties. Except for the representations and warranties expressly set forth in Sections 2.01 and 2.02, neither the Seller nor the Company nor any of their respective officers, directors or managers (other than Goonhilly Holdings Limited), has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of the Seller, the Company, the Company’s business or the Company’s assets. ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER The Buyer represents and warrants to the Seller that the statements contained in this ARTICLE III are true and correct as of the date hereof. Section 3.01 Organization and Authority of Buyer; Enforceability. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Buyer has all requisite power and authority and has taken all necessary action to enable it to enter into and perform its obligations under this Agreement and all other documents entered into, or to be entered into, by it pursuant to this Agreement, and when executed, each of such agreements will constitute valid, binding and enforceable obligations of the Buyer in accordance with its terms. Section 3.02 No Conflicts; Consents. The Buyer does not require the consent or approval of any other person or entity to enter into or perform its obligations under this Agreement or any other document entered into, or to be entered into, by it pursuant to this Agreement, and its entry into and performance of each such agreement will not breach or constitute a default under its constitutional documents, any contract, agreement or instrument to which it is a party or applicable law or any undertaking to or judgment, order, injunction or decree of any court or relevant governmental authority binding on the Buyer. Section 3.03 Membership Interests. The Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Section 3.04 Legal Proceedings. The Buyer is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to execute or perform its obligations under this Agreement or any other document entered into, or to be

11 entered into, by it pursuant to this Agreement, and to the knowledge of the Buyer, no such legal or arbitration proceedings have been threatened against it. Section 3.05 Solvency. The Buyer is not insolvent, bankrupt or unable to pay its debts within the meaning of any applicable laws which relate to the Buyer. The Buyer has sufficient cash on hand or other sources of immediately available funds to make payment of the Purchase Price and any sum payable by the Buyer to the Seller pursuant to Section 1.07. ARTICLE IV CLOSING DELIVERIES Section 4.01 Seller’s Deliveries. At the Closing, the Seller shall deliver to the Buyer the following: (a) the Membership Interests; (b) an assignment and assumption agreement, in the form attached hereto as Exhibit B (the “Assignment and Assumption”), duly executed by the Seller, and (c) pursuant to Section 1.04, a duly completed and executed Form W-9. Section 4.02 Buyer’s Deliveries. At the Closing, the Buyer shall deliver the following to the Seller: (a) the Closing Payment; and (b) the Assignment and Assumption, duly executed by the Buyer. ARTICLE V SURVIVAL Section 5.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties, and covenants contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect in accordance with their respective terms. Each party hereto acknowledges and agrees that the Buyer shall not be liable for any legal claim arising out of the Seller’s representations and warranties. ARTICLE VI CONFIDENTIALITY; ANNOUNCEMENTS Section 6.01 Seller’s Confidentiality Obligations. The Seller undertakes to the Buyer that it shall: (a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Company, the Buyer and any other member of the Buyer Group (as defined herein) provided to it by or on behalf of such other party in connection with this Agreement;

12 (b) not disclose any of the information referred to in Section 6.01(a) in whole or in part to any person or entity except as expressly permitted by this Section 6.01; and (c) not make any use of any of the information referred in Section 6.01(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement. As used herein, (i) “Buyer Group” shall mean the Buyer and its Group (which, after Closing, includes the Company and Goonhilly Earth Station Limited) from time to time and 'member of the Buyer Group' has a corresponding meaning, and (ii) “Group” shall mean, in relation to a company, that company, any subsidiary undertaking or any parent undertaking from time to time of that company and any subsidiary undertaking from time to time of a parent undertaking of that company (each company in a group is a “member of the Group”). Section 6.02 Buyer’s Confidentiality Obligations. The Buyer undertakes to the Seller that it shall: (a) keep confidential the terms of this Agreement and all confidential information or trade secrets in its possession concerning the business, affairs, customers, clients or suppliers of the Seller provided to it by or on behalf of such other party in connection with this Agreement; (b) not disclose any of the information referred to in Section 6.02(a) in whole or in part to any person, except as expressly permitted by this Section 6.02; and (c) not make any use of any of the information referred to in Section 6.02(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement. Section 6.03 Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as imposing on the Buyer an obligation to keep confidential, or restrict the Buyer’s or any other member of the Buyer Group’s use after Closing, of any information relating to the Company. Section 6.04 Notwithstanding any other provision of this Agreement, no party shall be obliged to keep confidential or to restrict such party’s use of any information that: (a) is or becomes generally available to the public (other than as a result of its disclosure by the receiving party or any person to whom it has disclosed the information in accordance with Section 6.05(a) in breach of this Agreement); or (b) was, is, or becomes available to the receiving party on a non-confidential basis from a person who is not bound by a confidentiality agreement with the disclosing party or otherwise prohibited from disclosing the information and where such person or entity has not received the information as a direct or indirect result of a breach of any confidentiality obligations in this Article VI. Section 6.05 Each party may disclose any information that it is otherwise required to keep confidential under this Article VI:

13 (a) to those of such party’s employees, officers, consultants, representatives or advisers (or those of any other member of the Buyer Group) who need to know such information to enable them to advise on this Agreement, or to facilitate the transactions contemplated hereby, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him or it (as the case may be), comply with the obligations set out in this Article VI as if they were that party. The party making a disclosure under this Section 6.05(a) shall, at all times, be liable for the failure of such party’s recipients to comply with the obligations set out in this Article VI; or (b) in the case of the Buyer only, to a proposed transferee of the Membership Interests (or any of them or the business of the Company) for the purpose of enabling the proposed transferee to evaluate the proposed transfer; or (c) in the case of the Buyer only, to any member of the Buyer’s Group or to any investor or potential investor in the Buyer’s Group and their respective advisers, employees, officers or representatives; or (d) in the case of the Buyer (and any other member of the Buyer Group) only, to any provider of finance or potential provider of finance or any potential co- investor in the Company or its business or to any insurer or potential insurer or insurance broker of the Buyer or of the Company and their respective advisers, employees, officers, representatives or consultants; or (e) with the prior consent in writing of, in the case of the Buyer, the Seller and, in the case of the Seller, the Buyer; or (f) to confirm that the transactions contemplated hereby have taken place, or the date of such transactions (but without otherwise revealing any other terms of such transactions or making any other announcement unless such announcement is agreed in accordance with Section 6.07); or (g) to the extent that the disclosure is required or requested by any tax authority or is required to make any filing with, or obtain any authorization from, any tax authority; or (h) to the extent that the disclosure is required: (i) by the laws of any jurisdiction to which that party is subject; or (ii) by an order of any governmental authority; or (iii) to make any filing with, or obtain any authorization from, a governmental authority; or (iv) to protect that party’s interest in any legal proceedings; provided that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Article VI, such party takes into account (so far

14 as is reasonably practicable) the reasonable requests of the other party in relation to the content of such disclosure. Section 6.06 Equitable Relief. Without prejudice to any other rights or remedies that a party may have, each of the parties acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this Article VI by the other parties. Accordingly, the non-breaching party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Article VI. Section 6.07 Announcements. Save as otherwise provided in this Article VI, no announcement of the sale and purchase of the Membership Interests under this Agreement shall be made by any party without the consent of, in the case of the Buyer the Seller and in the case of the Seller, the Buyer, except in the agreed form. Notwithstanding the foregoing, the Buyer may make any disclosure required by applicable securities laws, stock exchange rules, SEC rules or regulations, or disclosure obligations applicable to a publicly traded company. ARTICLE VII MISCELLANEOUS Section 7.01 Expenses. Except as otherwise provided in Section 1.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Section 7.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Section 7.03 Notices. Any notice or other communication to be given or served under or in connection with this Agreement shall be in writing and must be (a) delivered by hand or courier, or (b) sent by email to the party due to receive the notice at the following addresses, (i) to the Seller at Goonhilly Downs, Helston, Cornwall, United Kingdom, TR12 6LQ marked for the attention of Kenn Herskind (kenn.herskind@goonhilly.org), with a copy (which shall not constitute notice) to the Seller’s counsel marked for the attention of Adam McGiveron, Emma Bryant and Robert Jones and by email to Adam.McGiveron@penningtonslaw.com, Emma.Bryant@penningtonslaw.com and Robert.Jones@bipc.com, or (ii) to the Buyer at its registered office from time to time marked for the attention of General Counsel of Intuitive Machines, Inc. and by email to ajones@intuitivemachines.com with a copy to the Buyer’s Solicitors (which shall not constitute notice) marked for the attention of Mike Young and by email to MYoung@ReedSmith.com. A party may update its notice information from time to time by giving the other party notice of same in accordance with the provisions of this Section 7.03. Section 7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Section 7.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other

15 provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. Section 7.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. Section 7.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder. The Buyer understands and acknowledges that this sale is being made by the Seller as part of a plan of liquidation of the Seller and thus, upon completion of that plan of liquidation, which shall not happen until after completion of this sale, the shareholder of the Seller shall succeed to any rights or responsibilities of the Seller. Section 7.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. Section 7.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. Section 7.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. Section 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Section 7.12 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington and county of New Castle, and each

16 party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Section 7.13 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Section 7.14 Seller’s Professional Advisors. Each party hereto hereby acknowledges, on its own behalf and on behalf of its affiliates, that Buchanan Ingersoll & Rooney PC (“Buchanan”) may advise and represent the Seller, the Company and their affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Buchanan may advise and represent the Seller or its affiliates, if they so request, in connection with any action or other proceeding or obligation arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and each party hereby consents thereto and waives any conflict of interest arising therefrom, and each party and their respective Boards of Directors, Managers or similar governing bodies (or committees thereof) will cause any affiliate thereof to consent to and waive any conflict of interest arising from any such representation. In addition, the Buyer, on its own behalf and on behalf of the Company (as owned by the Buyer), the Buyer Group and their respective affiliates, successors and assigns, acknowledges and agrees that, effective as of the Closing, (a) all rights with respect to all attorney-client privilege, work product, professional confidentiality and other similar privileges and protections arising with respect to Buchanan’s representation of any of the Seller, the Company or their respective affiliates, in each case in connection with the transactions contemplated by this Agreement, as well as any files and reports generated or maintained with regard thereto, including by consultants engaged by Buchanan (collectively, the “Seller’s Protected Rights, Files and Reports”), will be deemed to have been assigned to, and will become the sole property of, the Seller, and will not be subject to disclosure to the Buyer, on its own behalf and on behalf of the Company (as owned by the Buyer), the Buyer Group and their respective affiliates in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise and that the Seller will have the exclusive right to control all decisions with respect to the assertion or waiver of such privileges and protections and (b) none of the Buyer, the Company (as owned by the Buyer), the Buyer Group and their respective affiliates or any person or entity acting or purporting to act on behalf of or through the Buyer, the Company (as owned by the Buyer), the Buyer Group or their respective affiliates will reasonably seek to obtain the Seller’s Protected Rights, Files and Reports by any process on the grounds that the privilege attaching to such communications belongs to the Buyer, the Company (as owned by the Buyer), the Buyer Group or their respective affiliates. Section 7.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission (including by Docusign or similar software platforms) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

17 [SIGNATURE PAGE FOLLOWS]

18 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized. GOONHILLY HOLDINGS USA INC. By_____________________ Name: Christopher Faletra Title: President and CEO INTUITIVE MACHINES, LLC By_____________________ Name: Title: Docusign Envelope ID: 19570C0C-C9B0-8EC5-807A-03311F4ECE09

18 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized. GOONHILLY HOLDINGS USA INC. By_____________________ Name: Christopher Faletra Title: President and CEO INTUITIVE MACHINES, LLC By_____________________ Name: Title:

19 Exhibit A [intentionally left blank]

Exhibit B Assignment and Assumption Date: __, 2026 KNOW ALL MEN BY THESE PRESENTS, that Goonhilly Holdings USA Inc., a Delaware corporation ("Assignor"), the sole member of COMSAT LLC, a Delaware limited liability company (the "Company") for valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, does hereby sell, assign, transfer and convey One Hundred Percent (100%) of Assignor's One Hundred Percent (100%) membership interest in the Company (the "Membership Interests"), under and pursuant to any and all agreements amongst the parties concerning or relating to the same subject matter to Intuitive Machines, LLC, a Delaware limited liability company ("Assignee"). TO HAVE AND TO HOLD the Membership Interests unto said Assignee, its respective beneficiaries, successors and assigns, absolutely and forever. AND, Assignor for itself and its beneficiaries, successors and assigns, covenants and agrees to and with Assignee and its beneficiaries, successors and assigns, that Assignor is the true, sole and lawful owner thereof and had good right and lawful authority to bargain and sell the same in manner and form as aforesaid, and that the same has not been previously sold, assigned, conveyed, transferred, hypothecated or encumbered in any manner whatsoever, and the same is free and clear of all liens and encumbrances whatsoever and it will warrant and defend title thereto against the lawful claims and demands of every person, whomsoever, lawfully claiming the same. By its signature hereto subscribed, Assignee agrees to accept assignment of said Membership Interest in the Company and to assume all of the rights, obligations, and duties of a member of the Company, and agrees to perform all of the duties and obligations of a said Membership Interest thereunder. Contemporaneously with the execution of this Assignment and Assumption Agreement, Assignee will enter into that certain Limited Liability Company Agreement of the Company (the "LLCA") and agrees to be bound by the LLCA. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK] [SIGNATURE PAGES FOLLOWS ASSIGNOR: Goonhilly Holdings USA Inc. By: _________________________ Name: _______________________ Title: ________________________ ASSIGNEE: Intuitive Machines, LLC

By: _________________________ Name: _______________________ Title: ________________________

SCHEDULE 1.02 SELLER’S WIRE INSTRUCTIONS Goonhilly Holdings USA Inc. Account Account Name: Goonhilly Holdings USA Inc. Account Number: 3850 3539 4008 Wire/Transit Number: 026009593

SCHEDULE 1.07 COMPLETION ACCOUNTS PART 1 INTERPRETATION 1 In this Schedule: 2 “Accounting Standards” means UK GAAP FRS 102; “Accounts” means the unaudited financial statements of the Company as at or for the period ended on (as applicable) the Accounts Date, together with the notes, reports, statements and other documents which are or would be required by applicable law and applicable Accounting Standards to be annexed to the financial statements concerned, copies of which have been provided to the Buyer prior to the date hereof; “Accounts Date” means May 31, 2025; “Completion Accounts” means the statement of financial position of the Company as at the close of business on the Closing Date prepared in accordance with Part 2 and Part 3 of this Schedule 1.07 and using the same methodology, calculations and assumptions as used to prepare the example Completion Accounts attached as Annex 2; “Completion Capex Reimbursement Amount” means the Capex Reimbursement Amount as at the close of business on the Closing Date calculated by reference to the Completion Statement. “Completion Statement” means the statement of the US Target Completion Cash, US Target Completion Debt, Completion Capex Reimbursement Amount and US Target Completion Working Capital, derived or produced from the Completion Accounts in the form of the pro- forma Completion Statement attached as Annex 1; “Disputed Items” means the matters or items in the draft Completion Accounts and/or the Completion Statement delivered under paragraph 2 of Part 4 of this Schedule 1.07 that are disputed by the Seller and referenced in the Seller notice served under paragraph 3 of Part 4 of this Schedule 1.07; “US Target Completion Cash” means the amount of Cash in respect of the Company as at the close of business on the Closing Date calculated by reference to the Completion Statement; “US Target Completion Debt” means the amount of Debt in respect of the Company as at the close of business on the Closing Date calculated by reference to the Completion Statement; “US Target Completion Working Capital” means the Working Capital in respect of the Company as at the close of business on the Closing Date calculated by reference to the Completion Statement and, for the avoidance of doubt the US Target Completion Working Capital may be a negative number; and “Working Capital” means (a) all current assets (excluding Cash (and, for the avoidance of doubt, Restricted Cash, which shall not form part of Working Capital) and deferred tax), minus (b) all current liabilities (excluding Debt), of the Company calculated in accordance with Part 2 of this Schedule 1.07 (and using only the line items shown in the Completion Statement). For the avoidance of doubt, US Target Completion Working Capital shall not include amounts that are related to any Capex Reimbursement Amount, or included in US Target Completion Debt or US Target Completion Cash and vice versa.

PART 2 FORM 1 The Completion Accounts shall be in the form of the pro forma Completion Accounts attached as Annex 2. 2 The Completion Accounts shall be prepared in accordance with: 2.1 the specific accounting principles, bases, conventions, rules and estimation techniques set out in Part 3; 2.2 to the extent not provided for by the specific accounting principles, bases, conventions, rules and estimation techniques in Part 3, applying the same accounting standards, principles, policies and practices (with consistent classifications, judgements, valuation and estimation techniques) that were used in the preparation of the Accounts; and 2.3 to the extent not covered in paragraphs 2.1 and 2.2, the Accounting Standards in force as at the Closing Date. PART 3 SPECIFIC ACCOUNTING POLICIES 1 In preparing the Completion Accounts: 1.1 no provision shall be made for any deferred tax asset or deferred tax liability; 1.2 deferred income shall be included as Working Capital; 1.3 corporation tax (which for the avoidance of doubt, includes any income, franchise, or similar taxes imposed on or payable by the Company) included within the definition of Debt, shall be calculated as if an accounting period of the Company had ended at the close of business on the Closing Date; 1.4 indirect taxes, such as U.S. state or local sales, use, or similar taxes, should be treated as Working Capital when arising in the ordinary course of trading and accrued up to the date of Closing on a basis consistent with the normal accounting policies and processes; 1.5 notwithstanding paragraph 1.4 of Part 3, any amounts in respect of indirect taxes shall be excluded from Working Capital and treated as Debt to the extent that they are overdue for payment as at Closing or are liabilities arising out of disputes with tax authorities, investigations or assessments, including penalties, interest or fines; and 1.6 any amounts relating to the Capex Reimbursement Amount shall be excluded from Cash and Working Capital, so that the only payment by the Buyer for such amounts is by way of the Capex Reimbursement Amount and there shall be no double counting in any circumstances. PART 4 PREPARATION 1 The Buyer shall procure that a draft of the Completion Accounts and the Completion Statement are prepared in accordance with this Schedule 1.07 as soon as practicable after Closing and in any event within 90 Business Days of the Closing Date. 2 The Buyer shall as soon as reasonably practicable after the draft Completion Accounts have been prepared deliver a copy to the Seller together with the Completion Statement and such working papers as are necessary or appropriate to understand and verify them.

3 The Seller shall within 30 Business Days of receipt of the draft Completion Accounts, the Completion Statement and working papers referred to in paragraph 2 deliver to the Buyer a statement in writing specifying whether, in their opinion, the draft Completion Accounts have been prepared in accordance with the provisions of Part 2 and Part 3 and whether the Completion Statement and the calculation of the US Target Completion Cash, US Target Completion Debt US Target Completion Working Capital and Completion Capex Reimbursement Amount is correct and, if not, the respects in which they consider the Completion Accounts have not been so prepared or the Completion Statement and the calculation of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and/or Completion Capex Reimbursement Amount is incorrect, identifying the amounts or items which are in dispute. 4 Unless the Seller reports in writing within the period specified in paragraph 3 that in its opinion, the Completion Accounts have not been prepared by the Buyer in accordance with Part 2 and Part 3 and the Completion Statement is not correct, the Completion Accounts, the Completion Statement and the amount of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and Completion Capex Reimbursement Amount shall be conclusive and binding on the Seller and the Buyer. 5 If within the period specified in paragraph 3 the Seller shall report in writing that, in its opinion, the Completion Accounts have not been prepared in accordance with the provisions of Part 2 and Part 3 or that the Completion Statement and the calculation of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and/or Completion Capex Reimbursement Amount is not correct, the Buyer and the Seller shall use all reasonable endeavours to agree the Disputed Items and the amount of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and Completion Capex Reimbursement Amount. If the Buyer and the Seller have not agreed the Completion Accounts, the Completion Statement or the amount of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and Completion Capex Reimbursement Amount within 20 Business Days of the date on which the Seller’s statement referred to in paragraph 3 is delivered to the Buyer, either the Buyer or the Seller may at any time after that date refer the Disputed Items to an independent firm of certified public accountants as they shall agree or, in default of agreement within five Business Days of any proposal for the appointment of such accountants, each of the Buyer and the Seller shall appoint their own accounting firm who will together select the independent firm of certified public accountants. 6 The independent firm of accountants referred to in paragraph 5 (the “Independent Accountant”) shall determine only the Disputed Items (which may include any dispute involving the interpretation of any provision of this Agreement affecting the Completion Accounts or its jurisdiction to determine the dispute or its terms of reference). 7 The Buyer and the Seller must co-operate with each other (including completing such documents and taking such other steps as may reasonably be necessary) for the purpose of jointly nominating (or, if the Buyer and the Seller are unable to agree on a nomination, for the purpose of each appointing their own accounting firm to request that they nominate) the Independent Accountant and agreeing the terms of their appointment. In particular, they must not unreasonably withhold their consent to the terms of appointment proposed by the Independent Accountant or the other party. 8 The Independent Accountant shall act as an expert and not as arbitrator, and its decision shall be final and binding in the absence of manifest error or fraud.

9 The Buyer and the Seller shall instruct the Independent Accountant to resolve the Disputed Items and determine the amount of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and Completion Capex Reimbursement Amount as follows: 9.1 the Independent Accountant shall resolve the Disputed Items but shall make no other determination, decision or make any adjustment concerning the Completion Accounts, the Completion Statement or the calculation of the US Target Completion Cash, US Target Completion Debt, US Target Completion Working Capital and Completion Capex Reimbursement Amount which does not directly relate to the Disputed Items; 9.2 the Independent Accountant shall have regard to those matters and facts as are ascertained or capable of conclusive ascertainment on the Closing Date and no other matters or facts; 9.3 the Independent Accountant shall resolve the Disputed Items applying the accounting policies, principles and directions set out in Part 2 and Part 3 and not otherwise; 9.4 the Independent Accountant shall invite each of the Buyer and the Seller to provide a written statement and supporting documents setting out their position with regard to each of the Disputed Items, which statements and documents shall be provided by the Buyer and the Seller to the Independent Accountant within 10 Business Days of such request; 9.5 the Independent Accountant may instruct such valuers and other professional advisers (other than legal advisers) as it considers reasonably necessary to assist it in reaching its determination. On any matter of the legal interpretation of the terms of this Schedule 1.07, the Independent Accountant shall be entitled to rely on its own judgement; 9.6 the Independent Accountant may in its reasonable discretion determine such procedures to assist with its determination; and 9.7 unless otherwise agreed in writing by the Buyer and the Seller, the Independent Accountant shall be requested to deliver its determination in writing (including reasons for its determination) and to provide a copy to each of the Buyer and the Seller as soon as reasonably practicable following its appointment and in any event within 20 Business Days of its appointment. 10 Each of the Buyer and the Seller shall co-operate with the Independent Accountant and shall give the Independent Accountant such assistance and such reasonable access to any documents, books and records and other information in the Buyer or the Seller possession or control that the Independent Accountant may reasonably require in making its determination. 11 Each of the Buyer and the Seller shall bear their own costs incurred in connection with the Independent Accountant’s determination in accordance with paragraph 9. 12 The fees of the Independent Accountant (and any professional advisers appointed by the Independent Accountant under paragraph 9.5) shall be borne by the Buyer and the Seller in such proportions as determined by the Independent Accountant, or in such proportions as the Independent Accountant may direct. If either of the Buyer or the Seller shall fail to pay its share of such fees, the other Party may in its absolute discretion pay such fees on the defaulting party’s behalf and the defaulting party shall immediately upon demand reimburse the party making the payment.

ANNEX 1 PRO FORMA COMPLETION STATEMENT To: Goonhilly Holdings USA Inc. (the “Seller”) Goonhilly Downs Helston Cornwall United Kingdom TR12 6LQ Attn: Kenn Herskind (kenn.herskind@goonhilly.org) ________________ 2026 Dear Sirs We refer to the membership interest purchase agreement between the Seller and Intuitive Machines, LLC dated [●] 2026 (the “MIPA”). Capitalized words and phrases used in this letter shall have the meanings given in the MIPA (unless the context requires otherwise). We enclose a copy of the Completion Accounts drawn up, in our opinion, in accordance with Schedule 1.07 of the MIPA. On the basis of the Completion Accounts: • the US Target Completion Cash is $[●], compared to the US Target Estimated Cash in the Estimated Completion Statement of $[●]; • the US Target Completion Cash Excess/US Target Completion Cash Shortfall is $[●]; • the Completion Capex Reimbursement Amount is $[●], compared to the Estimated Capex Reimbursement Amount in the Estimated Completion Statement of $[●]; • the Completion Capex Reimbursement Amount Excess/ Completion Capex Reimbursement Amount Shortfall is $[●]; • the US Target Completion Debt is $[●], compared to the US Target Estimated Debt in the Estimated Completion Statement of $[●]; • the US Target Completion Debt Decrease/US Target Completion Debt Increase is $[●]; • the US Target Completion Working Capital is $[●], compared to the US Target Estimated Working Capital in the Estimated Completion Statement of $[●]; and • the US Target Completion Working Capital Excess/US Target Completion Working Capital Shortfall is $[●];

Therefore, $[●] is owed by the [Buyer] [Seller] to the [Seller] [Buyer] and shall be paid in accordance with [Section 1.07(c)] or [Section 1.07(d)] of the MIPA. ………………………………. for and on behalf of INTUITIVE MACHINES, LLC Copies to: Adam McGiveron (via email: Adam.McGiveron@penningtonslaw.com), Emma Bryant (via email: Emma.Bryant@penningtonslaw.com), and Robert Jones (via email: Robert.Jones@bipc.com).

ANNEX 2 PRO FORMA COMPLETION ACCOUNTS GOONHILLY INC ANNEX 2 - PRO FORMA COMPLETION ACCOUNTS Feb 26 for illustration ( update for Balance sheets at completion) $ Holdings pre- completion $ Mar-26 Restructure US Capex Reimbursement Other adjustments Mar-26 adjusted Trade debtors 392,539.54 392,539.54 Accrued income 260,255.29 260,255.29 Prepayments 147,378.22 11,818.16 159,196.38 Other CA 1,138.45 1,138.45 Trade creditors (870,195.40) (15,090.16) 541,830.74 (343,454.82) Accruals (361,153.91) (6,388.76) (367,542.67) Other CL (376,150.42) (376,150.42) Working capital balances (806,188.23) (9,660.76) 541,830.74 - (274,018.25) Cash at bank and in hand 1,006,973.36 1,006,973.36 US Capex Reimbursement - 516,912.49 516,912.49 Interco payable (7,851,636.54) (4,794,922.94) (12,646,559.48) Deferred tax (28,612.00) (28,612.00) Fixed assets 5,215,182.95 4,804,583.70 10,019,766.65 Intangible fixed assets (1,332,270.77) (1,332,270.77) Net Assets (3,796,551.23) - 1,058,743.23 - (2,737,808.00)

Balances to insert into the Completion Statement: Completion Cash 1,006,973.36 Completion Capex Reimbursement Amount 516,912.49 Completion Debt 0 Completion Working Capital (274,018.25)

ANNEX 3 SOUTHBURY ELECTRICAL UPGRADE ESTIMATE

Comsat Electrical Upgrade - Southbury **27/07/2026**

Outstanding Invoices (Currently Awaiting Approval)

Date	Vendor	Invoice #	Equipment	Inv Amount
21/07/2026	Electrical Wholesalers	S129019317.005	1 - TYPE MUPDB: 004	$125,864.47
23/07/2026	Electrical Wholesalers	S129019317.008	1 - TYPE MUPDA: 001	$125,864.47
23/07/2026	Electrical Wholesalers	S129019317.009	1 - TYPE MSB: 005	$160,555.82
			Total Outstanding:	**$412,284.76**

Balance of Project Not Completed or Invoiced:

Vendor (Equipment or Service)	Est Due in Aug	Est Due in Spec	Est Due in Oct	Est Due in Nov
Contingency	$ 30,000.00	$ 15,000.00	$ 15,474.00	
C&F Engineering (MEP)		$ 3,688.00	$ 34,500.00	
HP Cosulting Engineering		$ 1,450.00		
DiBlasi (Civil Engineer)		$ 3,000.00	$ 3,300.00	
Dymar (Structural Engineer)	$ 1,007.00		$ 1,255.00	
Electrical Wholesalers (Equipment Swbds) **	$ 650,383.00			
Stewart Stevonson (Equipment-Generators)		$ 599,182.00		
Stewart Stevonson (Equipment-Loadbank)	$ 55,960.00			
JMLS (Installation-GC, CM, Elec, Mech, Rigging)	$ 419,189.00	$ 345,174.00	$ 239,817.00	$ 84,483.00
Totals:	**$ 1,156,539.00**	**$ 967,494.00**	**$ 294,346.00**	**$ 84,483.00**

** Includes $412,284.75 of outstanding invoices

Above includes Allowances and Contingency which will effect the final price of project
JMLS installation costs are invoiced based on completion of work. Values are estimated per month and can vary based on equipment arrival, weather etc.

PURCHASE ORDER

JMLS Consulting Services
Attention: Jason Henry
477 Main Street
Suite 220
MONROE CT 06468
UNITED STATES

Purchase Order Date
16 Oct 2025

Delivery Date

Purchase Order Number
PO-25-5257

Reference
PR-10742, PO-25-5257, Project Management COMSAT-SBY Electrical Upgrade, 2025-2026

Goonhilly, Inc. d/b/a COMSAT
2120 River Rd.
PO Box 655
Southbury, CT 06488

Email: ap.us@comsatteleports.com

Tax Id
92-2973527

Description	Quantity	Unit Price	Amount USD
PR-10742, PO-25-5257, Project Management COMSAT-SBY Electrical Upgrade, 2025-2026			
General Contractor/Construction Manager (GC/CM) services for the proposed Electrical Upgrade at 2120 River Road in Southbury, CT. Ref: JMLS Power Upgrade Final Proposal Package 09.16.2025 JMLS will be providing Construction Management services and contract the trades to include Site, Electrical, Mechanical (to include generator fuel system) as per the Comsat Generator Trade Breakdown document dated 8/4/25. Project cost shall not exceed $2,234,284.38 and includes CT taxes	1.00	2,234,284.38	2,234,284.38
NOTE: The permitting and submittal process began immediately (August-2025) to expedite project planning and coordination			
		Subtotal	2,234,284.38
		TOTAL USD	**2,234,284.38**

ORDER ACKNOWLEDGEMENT - Please sign and return to Goonhilly, Inc. d/b/a COMSAT

The Purchase Order is accepted based on the terms and conditions found at: http://www.comsatteleports.com/

DELIVERY DETAILS

Delivery Address
2120 River Road, PO Box 655
Southbury
CT
06488
United States

Attention
COMSAT Southbury Teleport

Telephone
1 203 262 5040

Delivery Instructions

September 16, 2025

Comsat / A GOONHILLY Company
2120 River Road
Southbury, CT 06488

Attn: Mr. Eric Khentigan
Mr. Christopher Faletra
Ms. Peggy Missett
Ms. Terri Winchell Damato – TWD Consulting
C&F Consulting Engineering

Re: Electrical Upgrade Project

Team,

The following items are incorporated into the pricing received from subcontractors based upon the pricing drawings listed here:

Drawing	***Drawing Title – BY C&F CONSULTING ENGINEERS***	Date
E-001	ELECTRICAL SYMBOL LIST, ABBREVIATIONS, NOTES & INDEX	06.12.25
ED-100	ELECTRICAL INFRASTRUCTURE EQUIPMENT DEMOLITION PLAN	06.12.25
E-100	ELEC INFRASTRUCTURE EQUIP LAYOUT PLAN	06.12.25
E-101	POWER BLDG ELECTRICAL POWER PLAN	06.12.25
E-102	ELECTRICAL GROUNDING PLAN	06.12.25
E-200	ELECTRICAL LIGHTING PLAN	06.12.25
E-300	ELECTRICAL PANEL SCHEDULES	06.12.25
E-400	ELECTRICAL ONE LINE RISER DIAGRAM	06.12.25
E-401	ELECTRICAL ONE LINE RISER DIAGRAM (EXISTING)	06.12.25
E-500	STANDBY GENERATOR SIDE & REAR ELEVATIONS	06.12.25
E-501	STANDBY GENERATOR LOAD BANK DETAILS SHEET 1 OF 2	06.12.25
E-502	STANDBY GENERATOR LOAD BANK DETAILS SHEET 2 OF 2	06.12.25
E-600	EVERSOURCE (UTILITY) ELEC SERVICE DETAILS SHEET 1 OF 3	06.12.25
E-601	EVERSOURCE (UTILITY) ELEC SERVICE DETAILS SHEET 2 OF 3	06.12.25
E-602	EVERSOURCE (UTILITY) ELEC SERVICE DETAILS SHEET 3 OF 3	06.12.25
E-700	UNDERGROUND DUCT BANK CONDUIT DETAILS	06.12.25
E-800	AUTOMATIC TRANSFER SWITCH DETAILS	06.12.25
E-900	ELECTRICAL DETAILS SHEET 1 OF 2	06.12.25
E-901	ELECTRICAL DETAILS SHEET 2 OF 2	06.12.25
M-001	MECHANICAL SYMBOLS, ABBREVIATIONS, NOTES & DRAWING INDEX	06.12.25
M-100	GENERATOR FUEL OIL SYSTEM PLAN	06.12.25
M-200	GENERATOR FUEL OIL PIPING DIAGRAM & DETAILS	06.12.25
M-201	FUEL OIL TANK SPECIFICATION & EQUIPMENT SCHEDULES	06.12.25
M-300	MECHANICAL SPECIFICATIONS SHEET 1 OF 5	06.12.25
M-301	MECHANICAL SPECIFICATIONS SHEET 2 OF 3	06.12.25
M-302	MECHANICAL SPECIFICATIONS SHEET 3 OF 5	06.12.25
M-303	MECHANICAL SPECIFICATIONS SHEET 4 OF 5	06.12.25

477 Main Street, Suite 220
Monroe, CT 06468
203-880-5930

M-304	MECHANICAL SPECIFICATIONS SHEET 5 OF 5	06.12.25
	DRAWING TITLE - SITE AND CIVIL PLANS BY DYMAR	
	COVER SHEET	04.04.24
C-1	GENERAL LEGEND	04.04.24
C-2	EXISTING CONDITIONS	04.04.24
C-3	SITE UTILITY & GRADING PLAN	04.04.24
C-4	PLAN & PROFILE – ACCESS DRIVE	04.04.24
C-5A	CONSTRUCTION SITE LOGISTICS & SOIL EROSION & SEDIMENT CONTROL PLAN	04.04.24
C-5B	SOIL EROSION & SEDIMENT CONTROL NARRATIVE	04.04.24
C-5C	SOIL EROSION & SEDIMENT CONTROL CONSTRUCTION STANDARDS	04.04.24
C-5D	SOIL EROSION & SEDIMENT CONTROL CONSTRUCTION DETAILS	04.04.24
C-6A	CONSTRUCTION SPECIFICATIONS & STANDARDS	04.04.24
C-6B	EARTHWORK SPECIFICATIONS	04.04.24
	DRAWING TITLE – DIBLASI ASSOCIATES PC STRUCTURAL PLANS	
S0.01	ABBREVIATIONS AND NOTES	02.24.25
S1.01	FOUNDATION PLAN AND DETAILS	02.24.25
	COMSAT TRADE MEETING QUESTIONS – NOT FULLY ANSWERED	04.28.25

Base Cost including Connecticut State Sales Tax $2,234,284.38

- As per August 4, 2025 Goonhilly/Comsat teleports Rev 02 Trade Breakdown
- Includes subcontractor proposals and qualifications, distributed to team.

Qualifications, Notes and Exclusions:

1. Permit drawings and submittals required to apply for permit with Town of Southbury.
2. Does not include cost for owner supplied equipment. Rigging is allowance to be reviewed with submittals and delivery dates. Installation is included.
3. Fuel Oil is not included. Fuel Oil is supplied by Comsat. Transferring fuel from temp tank to new system is not recommended or included.
4. Demolition of existing power equipment is not included, specifically generators and components. Only items marked on C&F Drawings are included and as noted on Enterprise Electrical proposal. Does not include HVAC unit demolition which was completed by Comsat.
5. Coordinated/Issued for Construction set of full design plans will be required to start project along with all owner supplied submittals. Any changes made must be bubbled with a revision number.

Regards,
Jason Henry
Member

477 Main Street, Suite 220
Monroe, CT 06468
203-880-5930

JMLS
477 Main Street, Suite 220
Monroe, CT 06468

Project: Goonhilly / Comsat Teleports REV 02
Address: 2120 River Road, Southbury
Floor(s): N/A
Project Manager: Jason Henry
Due Date & Time: 08.04.2025

Architect: N/A
Engineer: N/A
Type of Work: Generator Plant
Square Footage: N/A
Scope: New Generator System

	Anticipated Sub		PRICE	Company	Cost	Company	Cost	Company	Cost	Company	Cost	Company	Cost	
Mobilization/Site Cleanup	Byrd		Inc	Stone	$12,500.00									
Site Survey/As-Built Submissions	Byrd		NIC	Stone	$14,500.00	Byrd	NIC							
Erosion Control	Byrd		Inc	Stone	$11,375.00									
Concrete Pad Prep/Driveway	Allowance		$25,000.00	Stone	$86,250.00									
Drainage Installation	Byrd		Inc	Stone	$7,920.00									
Selective Demo/Restoration	Byrd		Inc	Stone	$8,200.00									
Bollards (Price Breakout in Stone Proposal)	Supply Allowance 11		$5,000.00	Stone	$9,735.00									
Concrete Pad Installation	Byrd		$187,708.00	Stone	$152,000.00	Byrd	$187,707.75							
Site Restoration	Byrd		Inc	Stone	$7,260.00									
Piping	B&G		$672,650.00	B&G Piping	$672,650.00	Mulvaney	No Price							
Exterior Panelized Enclosure Supply	ACS		$40,732.05	ACS	$40,732.05									
Exterior Enclosure Installation Allowance			$3,774.00											
Generator Exhasut Install Allowance by Mechanical	Allowance B&G		$25,000.00		22K Labor/3K mat									
Electrical			$795,830.00			Enterprise Elec	$795,830.00			RK/IEC	$799,791.00			
Electrical Items Not Covered Allowance Not In Trade Breakdown	Allowance		$65,000.00											
Control Wiring Allowance	Allowance from Enterprise		$48,000.00			Enterprise Elec	$48,000.00							
Lightning Protection			In Elec			Enterprise Allowance	$32,000.00							
Light Pole Cost (1)			In Elec							RK/IEC	$6,287.00	N&S	$37,500.00	
Light Pole 5 Additional Allowance			In Elec											
Galvanized Platform			NIC											
Steel Support in Power Room for Conduits (Pending Design)	Allowance		$8,189.00	Vona	$8,188.95									
New Garage Door	Allowance		NIC											
Skim Building at Garage Door and Exhaust	Allowance		NIC											
Rigging of Owner Equipment	Allowance		$90,000.00	Quick Pick	$91,620.53	Meyers	No Price							
			NIC											
General Trade, Misc Field Requirements and Safety	JMLS		$12,788.00											
Contingency			NIC	Should be Carried by Comsat										
3rd Party Special Inspection Allowance	Allowance		$10,000.00	Need Special Inspection List by DiBlasi										

Subtotal		$1,989,671.05		
General Conditions		$86,500.00	**4325wk @ 20wks**	(Phase 1 10 weeks, Phase 2 4 weeks, Phase 3 6 weeks)
Insurance	1.52%	$31,557.80		
Fee (Overhead/Profit)	3.75%	$79,039.83		
Permit/Expediting		$35,000.00	Allowance	
Service Tax	6.35%	$12,515.70		
TOTAL		$2,234,284.38		

APPROVED BY: **DATED:**

NOTES:

SEE SUBCONTRACTOR PROPOSALS AS PART OF THIS PACKAGE.

PRICING FLUCTUATIONS DUE TO TARIFFS HAVE NOT BEEN INCLUDED

NOTES AND QUALIFICATIONS TO FOLLOW. THERE IS INFORMATION AND EQUIPMENT TO DISCUSS WITH TEAM AND POSSIBLE TRADE COMPANYS.

SPREADSHEET WILL BE REVIEWED AND UPDATED AFTER REVIEW WITH COMSAT AND TWD CONSULTING

Page 1 of 1

Enterprise Electrical Contractors, Inc. ● 18 Commerce Road, Suite B ● Newtown, CT 06470 ● (203) 743-5051 ● FAX (203) 743-0050 ● CT LIC # 125605 18 Commerce Road, Suite B ● Newtown, CT 06470 CT License #125605 Electrical Proposal: We are pleased to provide the following proposal on the above referenced project in accordance with the following: Drawings: C drawings dated 04/04/2024. Revised M and E drawings dated 06/12/2025, Email RFI responses dated 06/26/2025 Specifications: NA Addendums: Per meeting 07/21/2025 Provide Budget add Alt for 2 new 4” PVC from Utility Pole to TX pad Included: Scope Specific • Daily clean up to GC/CM dumpster to be located onsite • Normal Hours 7:00-3:30PM • Demolition includes disconnect & make safe for take down, removal, by others • Conduit Types Schedule 40 PVC, EMT • Conduit Fittings to be double Set Screw for larger conduits, and single Set Screw for smaller conduits • Site lighting as shown • Wiring for Site pole from existing lighting contactor • (2) 2” Empty Control Conduits from Specified equipment, Drawing E-100 Note 15, to non-combustible shed • (2) 2” Empty Control Conduits from non-combustible shed to jbox in power building • (1) 4” Empty Conduit between Power building and other building (NOC) as shown on E-100 • Run 3 sets of Empty 3” schedule 40 PVC from MUPDA to the exterior of the power building and cap off for future AMDP2 • Run 3 sets of Empty 3” schedule 40 PVC from MUPDB to the exterior of the power building and cap off for future BMDP2 • Run new secondary PVC from Utility TX to MSB • Run UG Schedule 40 PVC for equipment shown on E-100 • Run new EMT conduits to Jboxes as shown on E-101 • Relocate lighting circuits in panels PP1A, PP2A, PP3A, PP1B, PP2B, PP3B • Disconnect equipment for removal and disposal by others existing main switchboard, Euclid, two generators, Etc • Install new equipment supplied by owner, per responsibility matrix • Run conduit and wire sized per E-400 • Provide Coordination and ARC Flash study • Third Party NETA Testing for breakers as requested • Provide direct strike, lightning protection per UL96a. Terminals to be placed as defined by a 150’ strike radius as required. Bonding is to all bodies of inductance with in a six-foot side flash distance of the main conductor. Class 1 aluminum material changing to copper 18 inches above grade. Lightning protection terminating at the facility ground system. • Single point connection for heat trace (Heat trace supplied and installed by others) • Line Voltage wiring for tank equipment per drawings (All equipment to be supplied and installed by others) • Run 60 amp single phase feed from TGPA to enclosure, Tie into panel supplied and installed by MFG • PDF As-Built drawings Date: 07/23/2025 Attn: Jason Henry JH@jmlscs.com Est #: 25-045 R2 203-400-4038 To: JMLS 477 Main Street, Suite 220 Monroe, CT. 06468 Re: COMSAT, INC. Generator Upgrade 2120 River Road Southbury, CT. 06488

Enterprise Electrical Contractors, Inc. ● 18 Commerce Road, Suite B ● Newtown, CT 06470 ● (203) 743-5051 ● FAX (203) 743-0050 ● CT LIC # 125605 Excluded: • Overtime • Bond • Tax • Permit • Prevailing Wages • Utility Company Fees • Disposal fees of any equipment • Rigging of equipment supplied by others • Lightning Protection certifications, inspections and third party testing of LP system. • Control Wiring • Storage of Owner supplied equipment • Fuel for generators • Removal of fuel for existing generators • Lighting (none shown) • Exit and Emergency Lighting (none shown) • Excavation, Back-fill, sand, process fill, flowable fill • Concrete, concrete encasement, concrete bases, or pads • Precast concrete, pads, bases, vaults, or manholes • Light pole bases poured in place, or precast • Cutting, patching, painting, X-raying, waterproofing of floors, walls, ceilings, or roof • Heat trace supply or installation • All pumps, controllers, limit switches, and associated equipment • All Electrical work associated with new enclosure, receptacles, heaters, fans, lighting. (Not enough information provided) • Plywood backboards • Painting of Plywood backboards, walls, conduit or equipment • HVAC Mechanical equipment, VFDs, Starters, or Disconnects • HVAC temperature or BMS control wiring • Wiring of any LV controls, or systems (UON in this proposal) • Modifications, additions or expansion of existing distribution panels or equipment • Modification, upgrades, additions, or expansion of existing Fire Alarm head end equipment • Modifications or upgrading of existing wiring methods • Extended warranties • BIM modeling or Coordination drawings • Auto Cad As-Built drawings • Work of other trades • Wiring, devices, patch panels, patch cords, or equipment for CATV, Tele/ Data, Wireless Access points, A/V, Access Control, Video Surveillance, or Security • Ladder tray, JHooks, pathways, for LV systems not supplied and installed by EEC. • Any and all costs associated with Tariffs, and government imposed regulations • PHASE 2 DEMO includes disconnect of electrical power and removal of feeder conductors only EEC Clarifications: • Bid documents as listed are considered complete and in full compliance with all codes and regulations as required by inspection agencies having jurisdiction • No allowance has been made for any work not shown or omitted from the above referenced bid documents or required by the local inspection agencies • All Installations to be performed as indicated on the Engineered Drawings • It is EEC Policy to ONLY work on NON-energized panels and circuits for Safety reasons. • Pricing is valid for 10 days • Enterprise Electrical Contractors pricing is solely based on commodity prices and market conditions as of the date of this proposal. The applicable awarding party acknowledges that in accepting this proposal, Enterprise Electrical Contractors is entitled to amend pricing, extend project schedule, and apply necessary aid as required for increases in cost after the date referenced above • Enterprise Electrical Contractors shall be held harmless of any costs associated with schedule delays or liquidated damages due to supply chain issues of any equipment or materials. • Pricing is based on current copper and steel prices as of 07/23/2025. Pricing shall be adjusted at the time of purchase.

- **PHASE 2 DEMO includes disconnect of electrical power and removal of feeder conductors only**

Proposal (Base Bid):		**Dollars:**	**$ 738,900.00**
Alternate 01: ADD Permit Fees	**ADD**	**Dollars:**	**$ 9,450.00**
Alternate 02: ADD Sales Tax	**ADD**	**Dollars:**	**$ 47,480.00**
Alternate 03: ADD 2-4" Schedule 40 / 80 PVC with Pull string from Street to TX based on 275' x 2 conduits	**ADD (Budget)**	**Dollars:**	**$ 15,600.00**
Unit Cost: Per site pole, installed at time of other site poles, work includes 40' of PVC & wire	**Unit Cost per pole**	**Dollars:**	**$ 5,700.00**

Regards,

Eric Hesterberg

Eric Hesterberg
Cell: 203-491-7200 | **Office:** 203-743-5051 x131
Enterprise Electrical Contractors, Inc.
Ehesterberg@enterpriseelectric.com

Payment Schedule
Monthly Progress Billing, Net 30 Days
Deposits may be required

Enterprise Electrical Contractors, Inc. • 18 Commerce Road, Suite B • Newtown, CT 06470 • (203) 743-5051 • FAX (203) 743-0050 • CT LIC # 125605

B & G PIPING COMPANY, INC. Mechanical Contractors 92 Erna Avenue Milford, CT 06460 (203) 877 – 2937 License Number # P1-204474 License Number # S1-303743 License Number # MG1-0101 1 Wednesday, June 25, 2025 JMLS 450 Monroe Turnpike Monroe, CT 06468 Att: Jason Henry: Project Estimator Ref: Comsat Generator Upgrade Project Dear Jason, We are pleased to provide you with our proposal for the above-referenced project. This proposal is based upon the mechanical plans & specifications dated 06-05-25 and our site review. The following is include: Scope of Work  Furnish (1) 6,000- gallon Rectangular Double Wall Fuel Tank. Coordinate with JSML furnished rigger to assist with setting of fuel oil tank.  Furnish and install (1) Immersion Heaters in Oil tank.  Furnish and install (2) Preferred Utilities Fuel Oil Transfer Pumps as specified.  Furnish and install (1) Preferred Utilities Fuel Oil Filtration System as specified.  Furnish and install (1) Preferred Utilities Triplex Fuel Oil Pump Set.  Furnish and install Level Monitor System and Leak Detection System.  Furnish and install Fuel Oil Containment Piping. Containment piping to be installed between Fuel Oil Storage tank and Triplex Pump Enclosure pump sets and between pump sets and generator belly tanks.  Furnish and install containment piping supports as required.  Containment piping to have built in conduit to except heat maintenance cable system.  Containment piping to be utilized on filtration system piping.  Furnish Ray-Chem high temperature heat maintenance cable system complete with sensing elements and controllers.  Provide CAD coordination drawings for new piping installation.  Provide for factory authorized statup and test of system.  Provide mechanical permit. Total cost for work as outlined including CT sales tax is $672,650.00 dollars. Exclusions:  Permit Fees. (Fees by JMLS.)  Non -Combustible Pump and Filtration Enclosure. (By JMLS.)  Power or control wiring.  Removal / disposal of existing equipment, generator exhausts, fuel oil tank, fuel oil piping, or disposal of existing fuel oil.  Off hours overtime labor.  Rigging of owner supplied equipment or new oil tank. Rigging of tank by JMLS.  Structural Steel Supports.  Recover refrigerant from Roof Top AC Unit. Prep for removal by others.  Disconnect and removal of (2) existing generator exhausts. Thank you for this opportunity to quote. Please contact me at your earliest convenience with any questions regarding this proposal. Sincerely, Thomas Gasparrini Thomas Gasparrini President

ANNEX 4 SANTA PAULA FACILITIES ESTIMATE

Comsat TI Project - Santa Paula 30/07/2026 Outstanding Invoices (Currently Awaiting Approval) Date Vendor Invoice # Equipment Inv Amount 29/06/2026 Pacific Builders App #6 GC $73,383.00 30/06/2026 West Coast Air IAC16615 Move of AC Equipment $3,000.00 Total Outstanding: $76,383.00 Balance of Project Not Completed or Invoiced: Vendor (Equipment or Service) Est Due in Aug Est Due in Sept Contingency 3,908.00$ Whitman (Engineering) 1,059.00$ Furniture 25,066.00$ Integrated Fire (Fire Sprinkler & Alarm Updates) 17,889.00$ Pacific Builders (General Contractor 81,211.00$ 25,128.00$ Totals: 111,244.00$ 43,017.00$ Above includes Allowances and Contingency which will effect the final price of project